Exhibit 99(a)



Revocable Proxy
Independent Bank
8751 Sudley Road
Manassas, Virginia 22110-1827

                      Proxy for Special Meeting of Shareholders
                                on November __, 1994
                    Solicited on Behalf of the Board of Directors

      The undersigned shareholder of Independent Bank ("Independent") hereby appoints the Board of Directors of Independent, with full power of substitution, as proxies, attorneys-in-fact and agents for the undersigned, to vote all the shares of the common stock of Independent which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Shareholders of Independent to be held at the Hampton Inn, Manassas, Virginia on November __, 1994 at ____ o'clock _.m., and at any adjournment or adjournments thereof (the "Special Meeting") as follows:

      The Board of Directors recommends a vote FOR the following proposal:

      1. APPROVAL OF AGREEMENT: Approval of the Agreement and Plan of Reorganization between Independent, Crestar Financial Corporation ("Crestar") and Crestar Bank, dated August 26, 1994, and a related Plan of Merger (collectively, the "Agreement"), pursuant to which (a) Independent will merge with and into Crestar, (b) simultaneously therewith and as a result thereof, all of the issued and outstanding common stock of Independent will be converted into and exchanged for shares of common stock of Crestar at the Exchange Ratio (as defined in the Agreement), or, upon election, cash in the amount of $12.25 per share of Independent common stock, subject to certain limitations.

                            FOR     AGAINST      ABSTAIN

      2. Proxyholders are authorized to vote upon such other matters as may properly come before the Special Meeting. Management is not aware of any other matter that may come before the Special Meeting.

      By signing this proxy, the undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders, dated __________, 1994, and the accompanying Proxy Statement/Prospectus of Independent and Crestar.

                (Continued and to be signed on the reverse side)

(continued from other side)

      This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the Agreement and the merger of Independent with and into Crestar Bank as provided therein. This proxy will not prevent you from voting in person if you attend the Special Meeting. You may also revoke your proxy by delivering a written instrument or a duly executed proxy bearing a later date to the Secretary of Independent at any time prior to the Special Meeting.


Dated:  _______________, 1994

_____________________________
Signature

_____________________________
Signature (if held jointly)

Please sign exactly as the name appears hereon, date and return in the enclosed envelope. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Partnership proxies should be signed by an authorized partner. Executors, administrators, trustees, etc., should so indicate when signing.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.